Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE FRESH MARKET, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [●], 20[●], between The Fresh Market, Inc. (the “Company”), a Delaware corporation, and [NAME].
This Restricted Stock Unit Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award (the “Award”) of [●] restricted stock units (“RSUs”) that are being granted to you on the date hereof (such date, the “Grant Date”), that are subject to the terms and conditions specified herein, and that are granted to you under The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”). This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, a share of the Company’s common stock, $0.01 par value (a “Share”), as set forth in Sections 3 and 5 below.
THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Award Agreement or any other arrangement between you and the Company (any such arrangement, a “Company Arrangement”), on the other hand, the terms of the Plan shall govern. Except as set forth in Section 10 of this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any other Company Arrangement, the terms of such Company Arrangement shall govern.
SECTION 2.    Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.
SECTION 3.    Vesting and Delivery. (a) Vesting. Your rights with respect to the RSUs granted hereunder shall become vested and such RSUs shall become nonforfeitable upon the earlier of (i) the first anniversary of the Grant Date and (ii) the first annual shareholder meeting that occurs after the Grant Date (such date, the “Vesting Date”), provided that you must be a director of the Company or an Affiliate or otherwise providing services to the Company or an Affiliate on the Vesting Date, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in any other Company Arrangement. Notwithstanding the foregoing, however, in the event you are subject to the reporting provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to acquisitions of the Company’s equity securities or the issuance of Shares in respect of the RSUs would make you subject to such reporting provisions, the RSUs shall not vest, and the Vesting Date shall be postponed, until you are in compliance with all applicable provisions of the HSR Act related to your acquisitions of Shares or you are no longer subject to such provisions.
(b)    Delivery of Shares. The Company shall deliver the Shares with respect to the vested RSUs within 30 days after the earlier of (i) your “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or

(ii) the consummation of a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code or, if later than either of the dates described in clause (i) and (ii), the Vesting Date with respect to the RSUs (any such date, the “Settlement Date”). On the Settlement Date, you shall be entitled to delivery of one Share for each vested RSU awarded to you pursuant to this Award Agreement.
SECTION 4.    Forfeiture of RSUs upon Termination of Service. Unless the Committee determines otherwise, and except as otherwise provided in any other Company Arrangement, if your rights with respect to any RSUs awarded to you pursuant to this Award Agreement have not become vested prior to the date on which your service with the Company and its Affiliates terminates, your rights with respect to such RSUs shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto.
SECTION 5.    Dividend Equivalent Units. Whenever cash dividends are paid on the Shares, “Dividend Units” shall be granted to you. The number of such Dividend Units shall be calculated by dividing (a) the dividends that would have been paid to you if the total number of RSUs and Dividend Units held by you on the relevant dividend record date had been Shares, by (b) the closing price of the Shares on NASDAQ or such other stock exchange where the majority of the trading volume and value of the Shares occurs on the date of payment of such dividend. If on such date of payment there is not a closing price of the Shares on any such exchange, then the opening price of the Shares on NASDAQ or such other stock exchange where the majority of the trading volume and value of the Shares occurs on the first available date thereafter shall be used for purposes of (b) above. The Company shall deliver Shares in respect of the Dividend Units upon the Settlement Date. The form of payment shall be one Share for each whole Dividend Unit and cash for any fractional Dividend Unit.
SECTION 6.    No Rights as a Stockholder. Prior to the receipt of Shares in respect of the RSUs and Dividend Units as provided in Sections 3 and 5, you shall not be entitled to exercise any voting rights with respect to such RSUs and Dividend Units and shall not be entitled to receive dividends or other distributions with respect thereto.
SECTION 7.    Non-Transferability of RSUs and Dividend Units. Unless otherwise provided by the Committee in its discretion, RSUs and Dividend Units may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(c) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a RSU or Dividend Unit in violation of the provisions of this Section 7 and Section 9(c) of the Plan shall be void.
SECTION 8.    Withholding, Consents and Legends. (i) Withholding. You shall be solely responsible for all applicable income and self-employment taxes and other wage deductions incurred in connection with the vesting of the RSUs subject to this Agreement. Unless required to do so by applicable law, the Company and its Affiliates shall not pay or withhold any Federal, state, local, foreign or other taxes of any kind with respect thereto.
(b)    Consents. Your rights in respect of the RSUs and Dividend Units are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the

Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).
(c)    Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 9.    Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 10.    Committee Discretion. The Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
SECTION 11.    Dispute Resolution. (i) In General. All disputes, controversies and claims arising between you and the Company concerning the subject matter of this Award Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Award Agreement or the Plan. The location of the arbitration shall be Greensboro, North Carolina or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 10(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 10(a) shall preclude you or the Company from seeking temporary injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.
(b)    Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c)    Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
SECTION 12.    Notice. All notices or other communications required or permitted under the terms of this Award Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel
If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
SECTION 13.    Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
SECTION 14.    Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
SECTION 15.    Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 4(b) of the Plan).
SECTION 16.    Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

THE FRESH MARKET, INC.,
by

Name:
Title:

[NAME],

5